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For more information contact:                              FOR IMMEDIATE RELEASE
William M. Pierce, Jr.                               Peterborough, New Hampshire
President and Chief Executive Officer                               July 6, 2004
(603) 924-9654


                 MONADNOCK COMMUNITY BANCORP, INC. TO ADD EIGHT
                                NEW ATM LOCATIONS


        Peterborough, NH - Monadnock Community Bancorp, Inc. (OTCBB:MNCK):
William M. Pierce, Jr., President of Monadnock Community Bancorp, Inc., and its wholly-owned subsidiary, Monadnock Community Bank, and John J. O'Toole, Jr., President of ISA-ECASH announced today that the Bank and ISA-ECASH have entered into a unique co-branding agreement for eight ATM locations in the Monadnock Region.

        "This agreement allows Monadnock Community Bank to cost-share this network with its partner, ISA-ECASH, which acquired the machines from Granite Bank in February. The Bank will be able to offer its customers greater convenience at multiple locations. In addition, the Bank is a member of the SUM Network that gives our customers access to 2,728 machines in 16 states without a service fee at those locations, and the Bank does not add extra fees for MasterMoney debit card transactions at participating merchants," said Pierce. "This relationship will allow ISA-ECASH to expand its service offering to the Bank and allow the Bank's customers additional points of service without the Bank expending any capital resources," added Pierce.

        The Monadnock Bank/ISA machines are located in Peterborough, on Route 202 at the offices of Nieskens & Yoe, D.D.S. and Monadnock Community Hospital; in Greenfield, on Forest Rd. at Delay's Market; in Dublin, on Route 101 at the Dublin General Store; in Milford, on Jones Rd. and the Route 101 Bypass at Market Basket; in Keene, on Court St. at Cheshire Medical Center; and two locations in Swanzey, on Monadnock Highway at Wilber Brothers Market Place and on Route 10 at Gomarlo's Food & Circus.

        ISA-ECASH, headquartered in Norwood, MA, operates and manages over 500 ATMs nationwide. ISA-ECASH has been providing complete ATM services to banks, credit unions and merchants since 1991.

        Since its 1997 opening to the public at Peterborough's Monadnock Community Plaza on Route 202, Monadnock Community Bank, formerly known as Awane Bank, has continued its mission to become the Monadnock Region's Community Bank. Monadnock Community Bank recently completed its mutual holding company reorganization in June 2004 as part of its plan to raise capital and expand the Bank's services to the community.

        This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank and changes in the securities markets.